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                                                                     EXHIBIT 5.1


                [HONIGMAN MILLER SCHWARTZ AND COHN LETTERHEAD]



                               August 14, 1997


Childtime Learning Centers, Inc.
38345 West 10 Mile Road
Suite 100
Farmington Hills, Michigan 48335-2883

Ladies and Gentlemen:

        We have represented Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 375,000 of the Company's Common Stock (the "Common Shares"), to be issued pursuant to the 1995 Director Stock Option Plan and the 1995 Stock Incentive Plan for Key Employees (collectively, the "Plans").

        Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Common Shares to be offered by the Company under the Plans pursuant to the Registration Statement have been duly authorized and, (ii) when issued and sold by the Company in accordance with the Plans and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do no admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                     Very truly yours,

                                     Honigman Miller Schwartz and Cohn

                                     HONIGMAN MILLER SCHWARTZ AND COHN


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